Exhibit 2.7


                                                                EXECUTION COPY




                                    SHARE TRANSFER AGREEMENT dated as of
                           January 31, 2003, among BRACO S.A., a Brazilian corporation ("Braco"), EMPRESA DE ADMINISTRACAO E PARTICIPACOES S.A. ECAP, a Brazilian corporation ("ECAP"), FUNDACAO ANTONIO E HELENA ZERRENNER INSTITUICAO NACIONAL DE BENEFICIENCIA (the "Zerrenner Foundation"), BEVERAGE ASSOCIATES (BAC) CORP., a British Virgin Islands corporation ("BAC"), and COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV, a Brazilian corporation ("AmBev" or the "Company").


          WHEREAS, Braco, ECAP, and the Zerrenner Foundation and their Permitted Transferees (collectively, the "AmBev Control Group") own 69.95% of the common shares of the Company;

          WHEREAS, pursuant to a Stock Purchase Agreement dated as of May 1, 2002 (the "Stock Purchase Agreement"), between the Company and BAC, BAC will acquire a number of common shares and preferred shares of AmBev determined in accordance with the Stock Purchase Agreement in exchange for all the Remaining Shares (as defined in the Stock Purchase Agreement);

          WHEREAS, the parties hereto desire to provide for certain rights and obligations of BAC in connection with transfers of AmBev common shares by the AmBev Control Group.

          Accordingly, the parties hereby agree as follows:


                                  ARTICLE I

                                  Definitions

          Section 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

          "AmBev common shares" means the common shares of the Company.

          "BAC Shareholder" means BAC and Permitted Transferees.

          "Brazilian corporation law" means Brazilian Federal law no. 6.404/76 as amended from time to time, or any other law that supersedes the same.

          "Members" means the ultimate beneficial owners of the shares of BAC on May 1, 2002.

         "Permitted Transferee" means, (1) with respect to any BAC Shareholder, (a) any Member or (b)(i) upon the death of any Member, such Member's executors, administrators or testamentary trustees, (ii) any Member's spouse, parents, siblings or descendants or such parents', siblings' or descendants' spouses, (iii) a trust the beneficiaries of which include only a Member or any of the relatives of such Member specified in clause (b)(ii),
(iv) any affiliate of such Member and (v) any affiliate of the persons listed in clauses (b)(i), (ii) or (iii); and (2) with respect to any member of the AmBev Control Group, any affiliate of such person; provided in each instance that each such transferee (unless already a party hereto) agrees in a written instrument acceptable to the AmBev


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                                                                             2

Control Group and the Company to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto.

          "Rights" means, in respect of any AmBev common shares, any right, warrant, option or other security, directly or indirectly, to purchase, subscribe for or otherwise acquire, or which is convertible into or exercisable or exchangeable for, or which represents an interest in, AmBev common shares.

          "Shareholders" means the AmBev Control Group and the BAC Shareholders, collectively.

          "Transfer", as to any AmBev common shares means to, directly or indirectly, sell, or in any other way transfer, assign, pledge, distribute, contribute to the legal capital of another company, encumber or otherwise dispose of, or permit any Lien to exist on such shares or any Rights in respect of such shares, either voluntarily or involuntarily and with or without consideration.

          (b) Certain other terms used in this Agreement are defined in
Section 4.06(b).


                                  ARTICLE II

                              Transfer Provisions

          Section 2.01. Transfers by BAC Shareholders. (a) No BAC Shareholder shall Transfer any AmBev common shares (including any Rights to purchase, subscribe for or otherwise acquire AmBev common shares) held by it now or hereafter held other than in accordance with the provisions of this Article
II. Any purported Transfer by a BAC Shareholder of AmBev common shares not in accordance with the provisions of this Article II shall be deemed null and void and shall not be given effect or recognition by the Company. No BAC Shareholder shall Transfer any of the AmBev common shares owned by it for securities or other property except to a Permitted Transferee or pursuant to
Section 2.03 or Section 2.04.

          (b) Any BAC Shareholder may Transfer AmBev common shares to any other BAC Shareholder without compliance with the provisions of Section 2.02.

          Section 2.02. Rights of First Refusal. (a) No BAC Shareholder shall Transfer any of the AmBev common shares owned by it (except to a Permitted Transferee) for consideration other than cash (including deferred payments of cash) and then only if the BAC Shareholder desiring to make the Transfer (hereinafter referred to as the "Transferor") shall have first offered to sell such AmBev common shares to Braco and ECAP (collectively, the "Offerees") as contemplated by this Section 2.02, and such offers shall not have been accepted.

          (b) Offer by Transferor. Copies of the Transferor's offer shall be given to the Offerees and shall consist of an offer to sell to the Offerees, all of the shares then proposed to be transferred by the Transferor (the "Subject Shares") pursuant to a bona fide written offer of a third party for payment in cash, to which copies shall be attached a statement of intention to Transfer to such third party, the name and address of the prospective third-party transferee, the number of Subject Shares involved in the proposed Transfer, and the material terms of such Transfer (including price and payment terms).

          (c) Acceptance of Offer. Within forty-five (45) days after the receipt of the offer described in Section 2.02(b), the Offerees may elect to purchase all, but not less than all, of the Subject Shares by giving notice thereof to the Transferor and to the Company. The Offerees shall purchase the Subject Shares pro rata among themselves (based on the number of AmBev


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                                                                             3

common shares then owned by each such Offeree) or as they shall otherwise agree upon among themselves. The Offerees shall also have a right of oversubscription such that if any other such Offeree declines to purchase its pro rata portion of the Subject Shares, the oversubscribers shall, among themselves, have the right to purchase up to the balance of the Subject Shares. Such right of oversubscription shall be exercised by an oversubscriber in its notice by stating its desire to purchase more than its pro rata portion. If as a result thereof such oversubscriptions exceed the total number of Subject Shares available in respect of such oversubscription privilege, the oversubscribers shall be cut back with respect to their oversubscription on a pro rata basis (based on the number of AmBev shares held by each such Offeree at the time the offer is received) or as they shall otherwise agree among themselves. Within ten (10) days after receipt of notice from the Offerees electing to purchase the Subject Shares the Company shall inform each such Offeree of the amount of shares each such Offeree is entitled to purchase in accordance with this Section 2.02(c) and the date for the closing of the purchase.

          (iii) The closing of the purchase of the Subject Shares shall be as soon as practicable but in any event not later than, thirty (30) days after the notice referred to in clause (c).

          (d) Purchase Price. The purchase price per share for the Subject Shares shall be the price per share offered to be paid by the prospective transferee described in the offer, which price shall be paid in cash or, if so provided in the offer of the prospective transferee, cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as therein set forth.

          (e) Closing of Purchase. The closing of the purchase shall take place at a mutually agreeable location and the purchase price, to the extent comprised of cash, shall be paid at the closing, and cash equivalents and documents evidencing any deferred payments of cash permitted pursuant to
Section 2.02(d) above shall be delivered at the closing. At the closing, the Transferor shall deliver to the purchaser(s) any required instruments of transfer for the Subject Shares to be sold and shall pay any required transfer taxes.

          (f) Release from Restriction; Termination of Rights. If the offer to sell is not accepted by the Offerees, the Transferor may make a bona fide Transfer to the prospective transferee named in the statement attached to the offer on terms no more favorable to the Transferor than those set forth in the offer, provided that the transferee agrees, in writing, to be bound by the provisions of this Agreement to which the Transferor is subject. If the Transferor shall fail to make such Transfer within seventy-five (75) days following the expiration of the time provided for above the election by the Offerees or, in the event the Offerees revoke an election to purchase the Subject Shares pursuant to Section 2.02(c), within seventy-five (75) days of the date of such notice of revocation, such Shares shall again become subject to all the restrictions of this Section 2.02.

          (g) Public Market Transactions. Notwithstanding the above provisions of this Section 2.02, the following provisions shall apply to any proposed sale by the BAC Shareholders of AmBev common shares in the public market pursuant to ordinary trading activity or an underwritten public offering (but shall not apply to block trades or other prearranged transactions that are the functional equivalent of privately negotiated sales). Prior to selling any AmBev common shares in the public market, the BAC Shareholders shall first offer Braco and ECAP the opportunity to purchase such shares for a cash price equal to the Market Price (as defined below) as of the date such offer is delivered to Braco and ECAP; provided that, if the BAC Shareholders propose to sell the AmBev common shares in a registered public offering, the price at which such AmBev common shares shall be offered to Braco and ECAP shall be determined by reference to the Market Price as of the fifth business day prior to the date on which any registration statement or prospectus relating to such public offering is declared effective or otherwise approved by applicable governmental authorities (the "Pre-Offering Market Price"). Braco and ECAP shall have a period of five business


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                                                                             4

days to either accept or reject the BAC Shareholders' offer to sell at such price. If Braco or ECAP accepts the offer, the closing of the sale and purchase shall occur on the fifth business day after the expiration of the 5-business day period referred to in the preceding sentence. If Braco and ECAP decline the offer, the BAC Shareholders shall have the right to sell the AmBev common shares subject to such offer for cash either (i) in open market transactions or (ii) pursuant to such underwritten public offering at the public offering price determined by such BAC shareholders and the underwriters within 15 business days after the expiration of such 5-business day period, provided the price is no more than 5% less than the Market Price offered to Braco and ECAP, in the case of trades in the open market, or 10% less than the Pre-Offering Market Price offered to Braco and ECAP, in the case of an underwritten public offering. In connection with any proposed underwritten public offering, the BAC Shareholders may also offer to sell the shares proposed to be sold in such public offering to Braco and ECAP before commencement of the registration process, for a cash price equal to the Market Price as of the date such offer is delivered to Braco and ECAP. If Braco and ECAP decline to purchase the shares, and thereafter, when the BAC Shareholders again offer to sell such shares in connection with such public offering to Braco and ECAP at the Pre-Offering Market Price as provided above, if the Pre-Offering Market Price is equal to or higher than the Market Price offered to Braco and ECAP prior to the commencement of the registration process, and Braco and/or ECAP accept such offer at the Pre-Offering Market Price, then Braco and/or ECAP, as the case may be, shall reimburse the BAC Shareholders for the Registration Expenses (as defined in the Registration Rights Agreement between the Company and BAC) incurred in connection with such registration. The term "Market Price" means, as of any date of determination, the weighted average closing price of AmBev's common shares on the BOVESPA or on any other securities exchange upon which the AmBev common shares (or American Depositary Shares representing such shares on a per-common share equivalent basis) may, at such time, be traded, as specified by the BAC Shareholders, over the 15 trading days ending on the day prior to such date.

          (h) Limitations. The provisions of this Section 2.02 shall not apply to sales pursuant to Section 2.03 or 2.04 or Transfers to Permitted Transferees.

          Section 2.03. BAC Shareholders' Tag-Along Rights. (a) If Braco and/or ECAP, individually or together (individually, a "Selling Shareholder" and collectively, the "Selling Shareholders"), intends to Transfer in a single transaction or a series of related transactions (other than to any of their respective affiliates; provided in each instance that each such transferee agrees in a writing to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto) AmBev common shares owned by such Selling Shareholder, such Selling Shareholder shall notify the BAC Shareholders (for purposes of this Section 2.03, the "Tag-Along Shareholder(s)"), in writing, of such proposed Transfer and its terms and conditions. Within ten (10) business days following the date of such notice, each Tag-Along Shareholder shall notify the Selling Shareholder if it elects to participate in such Transfer. Notwithstanding the foregoing, the Tag-Along Shareholder(s) shall be permitted to participate in such Transfer only at such time as (i) Braco and/or ECAP shall have Transferred or shall propose to Transfer AmBev common shares, in a single transaction or a series of related transactions, in an amount equal to (or convertible into) more than fifty percent (50%) of the AmBev common shares owned by Braco and ECAP on the date of the Initial Closing (as defined in the Stock Purchase Agreement) (the "Initial Threshold"), or (ii) a majority of the outstanding shares of Braco and ECAP shall have been Transferred or is proposed to be Transferred.

          (b) Any Tag-Along Shareholder that fails to notify the Selling Shareholder within such ten (10) business day period shall be deemed to have waived its rights hereunder. Each Tag-Along Shareholder that so notifies the Selling Shareholder shall have the right to sell, at the same price and on the same terms and conditions as the Selling Shareholder, an amount of AmBev common shares equal to the number of AmBev common shares the third party actually proposes to purchase


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                                                                             5

multiplied by a fraction, the numerator of which shall be the number of AmBev common shares owned by such Tag-Along Shareholder and the denominator of which shall be the aggregate number of AmBev common shares owned by the Selling Shareholders plus each Tag-Along Shareholder exercising its rights under this
Section 2.03 and each shareholder exercising tag-along rights with the Selling Shareholders pursuant to any other agreement with the Selling Shareholders.

          (c) If a Tag-Along Shareholder does not elect to participate in a Transfer in accordance with Section 2.03(a) above, the Selling Shareholder may make a bona fide Transfer to the prospective transferee named in the notice provided by such Selling Shareholder in accordance with the material terms of such proposed Transfer.

          (d) At the closing, each Tag-Along Shareholder that elects to participate in a Transfer shall deliver to the purchaser any required instruments of transfer and/or other documents and shall pay any required transfer taxes.

          Section 2.04. Braco's and ECAP's Drag-Along Right. (a) If, at any time and from time to time, Braco and/or ECAP, individually or together (for purposes of this Section 2.04, the "Transferring Shareholders"), wish to Transfer in a bona fide arm's-length sale all or any portion of their AmBev common shares to any Person or Persons who are not affiliates of such Shareholders (for purposes of this Section 2.04, the "Proposed Transferee"), and such sale constitutes a Transfer of AmBev common shares in an amount equal to more than 50% of the AmBev common shares (on a fully diluted basis) then issued and outstanding, then the Transferring Shareholders shall have the right (for purposes of this Section 2.04, the "Drag-Along Right") to require each BAC Shareholder to sell to the Proposed Transferee all or a portion of such BAC Shareholder's AmBev common shares (including any Rights) for the same per share consideration, in the same pro rata portion (as described below) and on the same terms and conditions as proposed to be received by the Transferring Shareholders (less, in the case of Rights, the exercise price for such Rights) then held by such BAC Shareholder. Each BAC Shareholder agrees to take all steps necessary to enable such BAC Shareholder to comply with the provisions of this Section 2.04 to facilitate the Transferring Shareholders' exercise of a Drag-Along Right. The "pro rata portion" each BAC Shareholder shall be required to sell under this Section 2.04 shall be equal to the number of AmBev common shares actually issued to and owned by such BAC Shareholder (or which such Shareholder shall have the Right to acquire) multiplied by a fraction, the numerator of which shall be the number of AmBev common shares (or Rights) the Transferring Shareholders wish to Transfer and the denominator of which shall be the aggregate number of AmBev common shares issued to and beneficially owned by the Transferring Shareholders (or which the Transferring Shareholders shall have the Right to acquire).

          (b) To exercise a Drag-Along Right, the Transferring Shareholders shall give each BAC Shareholder a written notice (for purposes of this Section 2.04, a "Drag-Along Notice") containing (1) the name and address of the Proposed Transferee and (2) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. If the proposed purchase price consists in whole or in part of consideration other than cash, the Transferring Shareholders shall provide such information relating to such consideration as the BAC Shareholders may reasonably request in order to evaluate such non-cash consideration. Each BAC Shareholder shall have the right, as a condition to the sale pursuant to the Drag-Along Right, to receive all documentation relating to the sale pursuant to the Drag-Along Right at least ten (10) days prior to the consummation of the sale or within three business days after such later time as the Transferring Shareholders shall have first received such information. Each BAC Shareholder shall thereafter be obligated to sell such BAC Shareholder's pro rata portion of Shares (including any Rights held by such Shareholder), provided that the sale to the Proposed Transferee is consummated within 90 (ninety) days of delivery of the Drag-Along Notice. If the sale is not consummated within such


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                                                                             6

90-day period, then each BAC Shareholder shall no longer be obligated to sell such BAC Shareholder's AmBev common shares pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 2.04.

          Section 2.05. Preemptive Subscription Right. If at any time after the date hereof the Company proposes to issue AmBev common shares, the BAC Shareholders shall be entitled to the preemptive rights set forth in Article 171 of the Brazilian corporation law, and such issuance shall be conducted in accordance with the provisions thereof.

                                 ARTICLE III

                             Additional Covenants

          Section 3.01. Information Rights. Each BAC Shareholder shall be entitled to receive, and the AmBev Control Group shall cause the Company to provide to each such BAC Shareholder as promptly as practicable after such information is available (i) quarterly consolidated unaudited financial statements and reports of the Company, (ii) consolidated annual audited financial statements and reports of the Company, and (iii) such other information relating to the business, affairs, prospects or condition (financial or otherwise) of the Company as is available to the Company and which legally may be disclosed that such BAC Shareholder may reasonably request.

          Section 3.02. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to further assure or give effect to the provisions of this Agreement.

          Section 3.03. Exchange of Common Shares for Preferred. If at any time the BAC Shareholders desire to exchange all or any portion of their AmBev common shares for AmBev preferred shares, Braco agrees to consider such request in good faith and to use reasonable efforts to accommodate such desire, provided that Braco shall not be obligated to exchange any AmBev preferred shares it may own or expend any funds.

                                  Article IV

                              General Provisions

          Section 4.01. Effective Date; Termination. This Agreement shall be effective as of the consummation of the First Stage Exchange as defined in the Stock Purchase Agreement). This Agreement shall terminate when the BAC Shareholders no longer own any AmBev common shares.

          Section 4.02. Specific Performance. The Shareholders hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of breach by any Shareholder damages would not be an adequate remedy, and each of the other Shareholders shall be entitled to specific performance including pursuant to
Article 118 of the Brazilian corporation law in addition to any damages or any other remedy to which it may be entitled. The Shareholders further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          Section 4.03. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in


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                                                                             7

connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto, except that all Permitted Transferees shall be entitled to the benefits and be bound by and subject to the terms hereof. Any attempted assignment in violation of this Section 4.03 shall be void.

          Section 4.04. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, the Permitted Transferees and such assigns, any legal rights hereunder.

          Section 4.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (i) if to the Company,

                           Rua Dr. Renato Paes de Barros, no 1.017, 3o andar cjs. 31 e 32
                           04530-000 Sao Paulo, SP
                           Brazil

                           Attention: Felipe Dutra

         with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019

                           Attention: David Mercado;

                  (ii) if to Braco or ECAP,

                           Av. Brigadeiro Faria Lima, no 3729, 7o andar parte 04538-905 Sao Paulo, SP
                           Brazil

                          Attention: Tatiana Buzalaf

                  with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019

                           Attention: David Mercado;



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                                                                             8

                  (iii) if to Zerrenner Foundation,

                           Alameda Itu, 852, 19(0) andar, Sao Paulo, Sao Paulo 01421-001 Sao Paulo, SP
                           Brazil

                           Attention: General Counsel

                  with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019

                           Attention: David Mercado; and

                  (iv) if to the BAC Shareholders,

                           Societe International de Finance
                           Lowenstrasse
                           Zurich, Switzerland 19 CH-8001

                           Attention: Giovanni Pasqualotti

         with a copy to:

                           Paul Weiss Rifkind Wharton & Garrison LLP
                           Alder Castle
                           10 Noble Street
                           London EC2V 7JU
                           United Kingdom

                           Attention: Mark Bergman

          Section 4.06. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (b) For all purposes hereof:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, control shall mean the direct or indirect participation superior to fifty percent (50%) of the voting capital of a person, entitling the holder to cast the majority of votes in decisions taken in any shareholders meetings, as well as the power to elect the majority of the directors or other administrators in such meeting.


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                                                                             9


          "including" means including, without limitation.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental agency or body or other entity.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

          Section 4.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

          Section 4.08. Entire Agreement. This Agreement, together with the Share Exchange Agreement, the Stock Purchase Agreement and the Operative Agreements, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, provided, however, that it (i) shall not supersede or modify any other shareholders' agreement executed by and among shareholders of the Company, and (ii) except as expressly set forth in this Agreement, shall not be deemed to extend any rights or obligations granted pursuant to other agreements to the signatories hereof. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

          Section 4.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          Section 4.10. Registration. This Agreement shall be (i) filed and kept in the Company's headquarters and (ii) registered with the depositary agent of the AmBev common shares, which depositary agent shall observe and enforce its provisions. The depositary agent shall include in the registry of the shares held by the BAC Shareholders, and in the respective share certificates, the following paragraph:


          "The shares represented by this Certificate (or by this registration, as the case may be) shall not be sold, transferred, assigned, pledged, or encumbered and the rights of the holder of such shares are subject to the terms and conditions of a Governance Agreement and a Share Transfer Agreement, each dated as of [...], 2003 and filed with the company's headquarters, as such agreement may be amended, modified or supplemented from time to time."

          Section 4.11. Intervening Parties. The Company executes this Agreement for the purpose of consenting to all its terms and conditions, and hereby declares to have filed the Agreement in its headquarters, and undertakes to observe and enforce its provisions in accordance with the Brazilian corporation law. The Company undertakes, further, to send immediate notice to the


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                                                                            10

shareholders in case it becomes aware of any agreement, fact or omission that can entail violation to this Agreement, as well as to take all the necessary actions to maintain this Agreement in full force and effect. The Company shall not be bound by any amendment hereof unless such amendment is filed with the Company. Pursuant to article 118, Paragraph 10 of the Brazilian corporation law, the Parties hereto appoint as their representatives before the Company, the same individuals referred to in Section 4.05 above.

          Section 4.12. Arbitration. (a) Any and all differences, controversies and disputes of any nature whatsoever arising out of or relating to this Agreement, including without limitation any dispute relating to its validity, interpretation, performance or termination, shall be referred to three arbitrators, one of them appointed by the claimants, another appointed by the defendants and the third one appointed by the Court of Arbitration of the International Chamber of Commerce. The arbitrators shall proceed according to the Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings shall be conducted in the English language and the seat of the arbitration shall be New York, New York. The arbitrators appointed in connection herewith shall be knowledgeable in the laws of the State of New York and fluent in the English language.

          (b) All submissions and awards in relation to arbitration under this Agreement shall be made in English, and all arbitration proceedings and all pleadings shall be in English. Witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

          (c) The procedural rules governing arbitration hereunder shall be established by the arbitrators; provided that (1) each party may call upon the other party to supply the arbitrators with documents in such other party's control relevant to the dispute; (2) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (3) each party shall be entitled to question directly any witnesses who present testimony to the arbitrators; and (4) at the request of any party, a written transcript in English shall be made of each hearing before the arbitrators and shall be furnished to the parties. The arbitrators may, at the request of any party, order provisional or conservatory measures; provided that to the extent necessary to prevent irreparable damage any party may petition any court of competent jurisdiction for a preliminary injunction, temporary restraining order or other interim equitably relief pending the appointment of the arbitrators in accordance with Section 4.12(a) and action by the arbitrators upon any request for provisional or conservatory measures.

          (d) Each party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof shall be pro-rated equally among all parties ordering copies and shall be paid by the parties directly to the reporting agency. All other expenses of the arbitration, including required traveling and other expenses and fees of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne as determined by the arbitrators.

          (e) Any award shall be final and not subject to appeal and the parties waive all rights to challenge any award of the arbitrators under this
Section 4.12. Any award may be entered or presented by any of the parties for enforcement in any court of competent jurisdiction sitting in New York, New York, and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of any award. Each party further agrees that service of any process, summons, notice or document in the manner provided for notices in Section 4.05 shall be effective service for purposes of any such enforcement action.

          Section 4.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State f New York without regard to the conflicts of law principles of such State.



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


          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                  BRACO S.A.,

                                      by /s/ Marcel Herrmann Telles
                                         --------------------------------

                                      by /s/ Roberto Moses Thompson Motta
                                         --------------------------------

                                  EMPRESA DE ADMINISTRACAO E PARTICIPACOES
                                  S.A. - ECAP,

                                      by /s/ Marcel Herrmann Telles
                                         --------------------------------

                                      by /s/ Roberto Moses Thompson Motta
                                         --------------------------------

                                  BEVERAGE ASSOCIATES (BAC) CORP.,

                                      by /s/ C. Baillet
                                         --------------------------------


                                  COMPANHIA DE BEBIDAS DAS AMERICAS-AMBEV,

                                      by /s/ Marcel Herrmann Telles
                                         --------------------------------

                                      by /s/ Magim Rodriguez Junior
                                         --------------------------------


                                  FUNDACAO ANTONIO E HELENA ZERRENNER
                                  INSTITUICAO NACIONAL DE BENEFICIENCIA,

                                      by /s/ Marcel Herrmann Telles
                                         --------------------------------

                                      by /s/ Jose Heitor Atilio Gracioso
                                         --------------------------------

                                      by /s/ Victorio Carlos de Marchi
                                         --------------------------------